U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
Statement of Changes in Beneficial Ownership

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


___	Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instructions 1(b).

1.	Name and Address of Reporting Person

  	Smith, Jr. Dennis M.
  	5852 Clifton Avenue
  	Jacksonville, FL  32211

2.	Issuer Name and Ticker or Trading Symbol

  	Immucor, Inc./BLUD

3.	IRS or Social Security Number of Reporting Person (Voluntary)

  	###-##-####

4.	Statement for Month/Year

  	8/98

5.	If Amendment, Date of Original (Month/Year)

  	NA
6.	Relationship of Reporting Person to Issuer (check all applicable)

  	X 	Director
    		Officer (give title below)
		    10% Owner
	    	Other (specify below)





TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security   (Instr.3)

  	Common Stock, $ .10 par value

2.	Transaction Date (Month/Day/Year)

  	8/25/98

3.	Transaction Code (Instr. 8)
	  Code	     	V
 	  P	       	V

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

  	Amount	     	(A) or (D)     	Price
	  5,000	         		A	        $8.25 per share

5.	Amount of Securities			6.  Ownership Form:   	7.  Nature of Indirect (D)
	Beneficially Owned 			     Direct (D) or 		     Beneficial Ownership
	at End of Month   			     Indirect (I)		     (Instr. 4)
	(Instr. 3 and 4)				     (Instr. 4)

   	35,312 (as previously reported)		D	             			NA
  	  5,000 (as previously reported) 	D              			NA
     5,000                           D                 NA
	   45,312  Total

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
 (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)

  	Stock Option - Right to buy

2.	Conversion or Exercise Price of Derivative Security

  	$8.875 per share

3.	Transaction Date (Month/Day/Year)

  	4/15/98

4.	Transaction Code (Instr. 8)

  	T

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

  	Options as previously reported
	 (A)		            	(D)
	10,000		          	NA

6.	Date Exercisable and Expiration Date (Month/Day/Year)

  	Date Exercisable	         	Expiration Date
	     4/15/00		4/14/08

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)

  	Title					Amount or Number of Shares
  	Common Stock, $.10 par value		      	10,000

8.	Price of Derivative Security (Instr. 5)

  	NA

9.	Number of Derivative Securities Beneficially Owned at End of Year
	 (Instr. 4)

  	10,000

10.	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
	 (Instr. 4)

   	D

11.	Nature of Indirect Beneficial Ownership (Instr. 4)

   	NA

Explanation of Responses:

Stock options are exercisable 50% on 4/15/00, and 25% on 4/15/01 and 4/15/02.


/s/ Dennis M. Smith, Jr., MD
Signature of Reporting Person

9/2/98
Date